The following document is a fair and accurate English translation of exhibit 10(b) which is the Agreement among Richardson
Electronics, Ltd., Richardson Electronique S.A., Covelec S.A., and Messrs. Denis Dumont and Patrick Pertzborn

/s/ William G. Seils
Senior Vice President and Secretary
of Richardson Electronics, Ltd. (Registrant)


AGREEMENT

This agreement (the "Agreement") is made and entered into this ___ day of February 1995, by and among: RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its corporate headquarters at 40W267 Keslinger Road, Lafox, Illinois 60147, USA ("REL"); RICHARDSON ELECTRONIQUE S.A., a French corporation with its registered office at Avenue du 4 juillet 1776, Z.I. La Marquisie, B.P. 25, 19101 Brive-la-Gaillarde Cedex, France ("RESA"); COVELEC S.A., a French societe anonyme, with its registered office to be at Avenue du 4 juillet 1776, Z.I. La Marquisie, B.P. 25, 19101 Brive-la-Gaillarde Cedex, France ("Covelec"); and a group of RESA employees represented by Messrs. Denis Dumont and Patrick Pertzborn (the "Managers").


WITNESSETH:

WHEREAS the REL group was created in 1947 and has developed a business in the manufacture and distribution of electronic tubes;

WHEREAS REL created RESA in 1989 to take over certain assets and personnel of a Philips electronic tube production company and the City of Brive (the "City") agreed to build and make available new manufacturing facilities at the Zone Industrielle de La Marquisie in Brive, to enable REL to continue and develop such production in France, principally for export;

WHEREAS, on December 12, 1990, pursuant to an installment purchase contract, the City sold to RESA the commercial and industrial real estate complex at the Zone Industrielle de la Marquisie comprised of a 15,240 square meter building containing both office and industrial facilities as well as the underlying and surrounding land (the "Real Estate Complex" );

WHEREAS, in October 1991, the Antitrust Division of the United States Justice Department commenced antitrust proceedings charging REL and Varian Associates, Inc. with conspiring to monopolize trade and commerce in certain power grid tubes sold in the United States, and REL was obliged to sign a consent decree with the Justice Department which was transformed into a final judgment of the United States District Court of the Northern District of Illinois (Eastern Division) on April 1, 1992;

WHEREAS, the above judgment, inter alia, prohibits REL, directly or indirectly, to "merge or consolidate with, or acquire securities or a significant amount of the power grid tube assets of, any other company that manufactures, rebuilds, or distributes power grid tubes, without first obtaining the written consent of the Antitrust Division of the Department of Justice";

WHEREAS, the result of such judgment is that REL was forced to abandon its strategic plan of buying up existing production companies in Europe and transferring such companies' production to Brive, thus, leaving RESA's new factory grossly underutilized;

WHEREAS, REL has taken all possible steps to expand RESA's production and maintain and develop jobs at the Brive plant by attempting to develop new products, by providing REL's American production facilities to Brive and most recently by causing RESA to produce in advance enough stock to meet the REL group's purchase requirements for over a year;

WHEREAS, REL has also explored all possible opportunities to sell
RESA under conditions that would retain the maximum production and employment at Brive, the last potential buyer being Thomson, but all to no avail;

WHEREAS, despite ReL's best efforts to develop business and minimize costs, RESA has suffered accumulated losses amounting to almost French Francs 80 million through the latest fiscal year ending May 31, 1994;

WHEREAS, REL has made a decision to cause RESA to cease its activities and put RESA into amiable or judicial bankruptcy, if necessary, thus, rendering its total investment in RESA completely worthless;

WHEREAS, RESA continues to generate substantial losses and cannot continue in business under the present circumstances and, in particular, cannot meet its annual payment to the City on December 7, 1994 in the amount of approximately French Francs 7.8 million with respect to the Real Estate Complex;

WHEREAS, the Managers have made a proposal to take over RESA's manufacturing activities, provided the operating costs can be restructured and have presented a five-year plan to such effect;

WHEREAS, there have been numerous meetings among the Managers and representatives of REL and more recently with advisors and counsel to the City in order to favor the creation of Covelec, the takeover of RESA's manufacturing activities by Covelec and the transfer of Covelec's shares to the Managers and other current RESA employees;

WHEREAS, REL and RESA are willing to create Covelec and have RESA contribute to Covelec, those assets necessary to enable Covelec to continue RESA's manufacturing activities;

WHEREAS, REL and the Managers plan to enter into a formal agreement with the City pursuant to which the latter shall agree to repossess the Real Estate Complex and put at Covelec's disposal for an appropriate reduced price that part of such Real Estate Complex which will enable Covelec to continue RESA's manufacturing activity at a level ultimately maintaining 83 employees of RESA;

WHEREAS, in this context, REL and RESA are willing to transfer to the Managers, at no cost, 100% of the shares of Covelec provided, however, that in furtherance thereof and as required by the interests of both the City and the REL group of companies, the Managers are willing to agree, for a period of at least three years, to continue to participate in the management of Covelec, not to sell their shares of Covelec to a third party, not to modify Covelec's production facilities in any substantial adverse manner and to cause Covelec to agree to sell a specific amount of its production to REL;

WHEREAS, REL wishes to maintain Richardson France SNC, its distribution company in Argenteuil, in order to facilitate the distribution of the products to be purchased from Covelec as well as other vendors' products;

NOW, THEREFORE, in consideration of the above and the other mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.   Purpose of Agreement

The purpose of this Agreement is to set forth the terms and conditions pursuant to which:

     - REL has caused RESA to create Covelec and shall cause RESA to contribute assets of RESA to Covelec and transfer 100% of the shares of Covelec to the Managers; and

     - Covelec shall sell to REL a certain level of production for a minimum of three years.

It is expressly understood that this Agreement is subject to the condition precedent that REL, RESA, Covelec and the Managers enter into a validly binding and fully enforceable agreement with the City with respect to the Real Estate Complex no later than February 20, 1994, which agreement shall be on terms and conditions mutually satisfactory to the parties hereto.

2.   Creation of Covelec

RESA has taken all necessary steps to have Covelec created and registered as a French societe anonyme.

3.   Contribution of Assets

RESA hereby agrees to contribute to Covelec those of its assets and certain rights necessary to enable Covelec to continue RESA's business of the manufacturing of electronic tubes at the factory in Brive. Such assets and rights are more fully described in
Article 4 below.

The contribution shall take the form of an apport partiel d'actif and shall be made pursuant to the traite d'apport between RESA and Covelec which shall be governed by the terms and conditions set forth herein. A copy of the traite d'apport is set forth in Exhibit A annexed hereto.

4.   Description and Estimated Value of Assets

RESA shall contribute to Covelec, as of the Effective Date described in Article 5 below, free and clear of any and all liabilities, liens, charges and encumbrances of any nature whatsoever, except as expressly set forth herein, the following categories of assets (the "Assets"), the currently estimated values of which are set forth below:

Assets                                  Estimated values
                                   (in millions of French Francs)

Cash (re warranty liability, social plan,
retirement and paid vacation reserves, loan       11.032
reimbursements, etc.)
Machinery, equipment, furnishings (office
furniture, computer system, transportation
equipment, general installations and               7.000
improvements)
Stocks of raw materials                           14.694
Work in progress                                   2.600
Stocks of spare parts                              1.600
Miscellaneous                                       .502
Goodwill (fonds de commerce)                           0
Use of land and factory                           ______


The Assets and their estimated values are described in greater detail in Exhibit A. In consideration of the contribution of the cash described above, Covelec shall assume the liabilities described in Exhibit A.

In addition, REL shall cause to be licensed or otherwise made available to Covelec any intellectual property rights which it currently possesses and are now used by RESA which may be necessary to enable Covelec to continue its manufacturing processes and shall cause to be transferred to Covelec all other transferable rights under existing government or administrative authorizations or commercial contracts relating to the ongoing business.

It is agreed by the parties that the above Assets and rights are sufficient to enable Covelec to insure a production capacity identical to that of RESA.

5.   Evaluation of Assets - Effective Date

For purposes of RESA's contribution to Covelec, RESA shall cause its statutory auditors, Ernst & Young, to prepare certified intermediary accounts for RESA as of December 31, 1994. RESA shall contribute Assets to Covelec as soon as possible during the first quarter of 1995, but the effective date of the transfer shall be as of January l, 1995 (the "Effective Date").

6.   Consideration for RESA's Contribution of Assets to Covelec

In consideration of the contribution of the Assets from RESA to Covelec, RESA shall be entitled to receive any and all new shares of Covelec which may be issued in connection with the increase of capital of Covelec to reflect such contribution.

7.   Contribution of Covelec Shares to the Managers

     7.l  Contribution of Covelec Shares

     Immediately following the contribution of assets to Covelec and Covelec's increase in capital, RESA shall transfer all the shares of Covelec to the Managers, such transfer to be effective as of the Effective Date (such transfer being hereafter referred to as the "Takeover" and the date thereof as the "Takeover Date").

     7.2  Managers' Undertakings

     The Managers agree that, for a period of at least three years from the Takeover Date, they shall continue to participate in the management of Covelec, shall not transfer any or all of their shares of Covelec to a third party, shall not cause Covelec to modify its production facilities in any substantial adverse manner and shall not transfer the control of Covelec to a third party without having obtained from the transferee the undertaking to respect the obligations of Covelec as set forth herein.

8.   Employees - Social Plan

     8.l Covelec shall, as required by law, continue to engage all the employees of RESA pursuant to their existing employment contracts, their seniority and all other rights they may have acquired as employees of RESA.

     8.2 RESA, acting at all times in close cooperation with the Managers, shall commence forthwith and diligently pursue a new social plan intended to reduce RESA's employment from the current level to approximately 83 persons. It is understood that it may take until April or May of 1995 before Covelec will be in a position to terminate those employees envisioned to be laid-off by the social plan. RESA-REL shall bear the full cost of the social plan as well as all costs with respect to continuing to employ those persons to be laid-off which may be incurred by Covelec from the Effective Date to the date of the actual termination of such persons. An amount equal to the estimated cost of such social plan (French Francs 4,380,000) is included in the cash to be contributed by RESA to Covelec as set forth in Article 4 above.

9.   RESA's Operations Prior to the Takeover

     9.1  Normal Course of Business

     From and after the date hereof and until the Takeover Date, RESA shall, in close cooperation with the Managers, continue to manage and be responsible for its manufacturing activities in the normal course of business and shall maintain the Assets in good and merchantable condition.

     9.2  Costs and Expenses

     During such period, all costs, expenses and charges of any nature with respect to the ordinary course of RESA's manufacturing activities shall be paid by RESA, subject to the allocation to Covelec of all such costs, expenses and charges with respect to the period between the Effective Date and the Takeover Date, as provided in Article 10.4 below.

     9.3  Leasing, Maintenance, Insurance Contracts

     For example, RESA shall maintain in full force and effect all existing leasing, maintenance and insurance policies with respect to its existing business activities in Brive until the Takeover.

10.  Terms and Conditions of the Takeover

RESA's Contribution of the Assets to Covelec and the Takeover of Covelec by the Managers shall be governed by the following principals which are reiterated and set forth in further appropriate detail in the formal traite d'apport:

     10.1 Condition of Assets

     The Assets shall be contributed to Covelec on an "as is" basis and, unless otherwise expressly provided herein, neither Covelec nor the Managers shall have any recourse against RESA, REL, any of their affiliated companies, or any officers, directors, shareholders, employees or agents thereof for any reason whatsoever with respect to the Assets or the transfer hereof to Covelec.

     10.2 Operation of Business by Covelec

     From and after the Takeover, the Managers shall appoint new directors and a president of Covelec and shall be solely in charge of the management of Covelec's ongoing business.

     10.3 Profits and Losses

     Except as may be otherwise specified herein or in the traite d'apport, Covelec shall be entitled to all income and profits which may be earned, and shall be responsible for all losses, costs, taxes and charges which may be incurred, with respect to the business from and after the Effective Date.

     10.4 Incurred Costs

     Any costs, expenses or charges which shall have been incurred by RESA prior to the Effective Date, but which may cover periods subsequent to the Effective Date, shall be borne by RESA alone and shall not be charged to Covelec.

     10.5 Compliance with Law

     Immediately upon the Takeover, the Managers shall cause Covelec to comply with all laws, decrees, regulations and usages and with all obligations vis-a-vis the local police, the City, the Department, the Region and the Republic of France with respect to the carrying out of its manufacturing business (including, without limitation, all environmental obligations) so that there shall be no further recourse against RESA or REL with respect thereto after the Takeover Date.

11.  Specific Liabilities Assumed or funded by RESA-REL

Notwithstanding the generality of the foregoing, the parties expressly agree that RESA and/or REL, as indicated, shall be responsible for the following liabilities:

     11.1 Payment to City

     Provided that REL, Covelec and the Managers enter into the envisioned agreement with the City, REL shall, pursuant to the terms of such agreement, insure that RESA make the annual payment to the City in the amount of French Francs 7,784,213.02 which was due on December 7, 1994. However, such payment shall be made only upon the coming into force of the agreement with the City with respect to the Real Estate Complex. Thereafter, RESA shall be discharged and relieved of any further liability to the City with respect to the Real Estate Complex.

     11.2 Professional Tax

     RESA shall be responsible for the professional tax for RESA for the year beginning January 1, 1995 and payable in the fall of 1995. Covelec shall be responsible for its own professional tax, if any, for such period.

     11.3 Social Plan

     REL shall insure that RESA pay the full costs of the social plan as well as the costs of those persons covered by the social plan prior to their terminations as more fully described in Articles 8.2 and 11.7 hereof.

     11.4 Reserves for Employee Benefits

     REL shall cause RESA to fund Covelec French Francs 2,667,272 for the full costs of the reserves as of the Effective Date for employee benefits for retirement payments, paid vacations, gratifications, etc.

     11.5 Taxes, Social Charges, Etc.

     RESA shall be responsible for its own continuing taxes, social charges and any other charges, duties or costs with respect to its ongoing business subsequent to the Effective Date as well as the costs and expenses of any tax, social security, customs or other finally determined assessments with respect to any period prior to the Effective Date. RESA shall further bear all the costs and expenses, including legal and accounting fees, of the creation of Covelec, the apport partiel d'actif and the transfer of the shares of Covelec to the Managers.

     11.6 Reimbursement - Agence Bassin Adour and Others

     Either RESA shall reimburse its current loans from the Agence Bassin Adour and others in the total amount of approximately French Francs 234,774 or shall pay Covelec a cash contribution to enable it to repay such loans.

     11.7 Satisfaction of Obligations

     It is expressly agreed that RESA-REL's obligations set forth in sections 3, 4 and 6 of this Article 11, and in Article 18, shall be fully satisfied by its contribution of the French Francs 11.032 million in cash referred to in Article 4 to Covelec, except that RESA shall fund any actual costs incurred by Covelec with respect to the social Plan in excess of French Francs 4,380,000.

12.  Supply and Purchase Commitments

In consideration of the foregoing, the Managers shall cause Covelec to supply to REL or such other company of its group as REL may designate, and REL shall purchase or cause any such other company of its group to purchase, from Covelec, pursuant to REL's standard terms and conditions of purchase, except as otherwise provided herein, for a guaranteed three-year period, commencing as of the Effective Date, the following minimum level of products:

     French Francs 44.753 million of specified products at specific prices in year one, as set forth in Exhibit B hereto;

     French Francs 55.771 million of specified categories of products in year two; and

     French Francs 57.794 million of non-specified products in year three.

For the first year, quantities will be identified by types. For the second year, REL shall purchase the specified total value which may be spread among tube type families proportionately with the first year (quantities being able to vary by type within each family). The third year commitment is simply to the total amount without any specification of quantities by type or family.

13.  Further Period

REL shall give Covelec first priority with respect to the purchase of electronic tube products for an additional period or periods beyond the three-year commitment to the extent REL may then have a market for such products, provided that Covelec's prices and other terms and conditions of sale are competitive with other suppliers of such products.

14.  Prices

The purchase prices of the specified products for year one are set forth in Exhibit B hereto. Such prices are ex-works - Brive, for delivery to two principal REL sites outside France, ex-VAT and ex-customs and shipping costs. These initial prices shall be increased by five percent during year two and again by five percent in year three. Such price increases are reflected in the minimum commitment figures set forth in Article 12 above. There shall be no other Price revisions during such three year period except by mutual consent.

15.  Production Scheduling

Representatives of REL and Covelec shall meet quarterly to review production scheduling at which time they shall agree upon a production schedule for the following twelve-month period.

Thereafter, orders shall be confirmed in writing in accordance with such rolling twelve-month production schedule. In the event that, based upon a production schedule, Covelec is required to purchase the raw materials necessary to manufacture the products in question and REL cancels all or part of an order scheduled during the six-month period from such cancellation, REL shall determine with Covelec an appropriate compensation to take into account any additional costs which may be borne by Covelec either because of the cancellation of such order, the non-use of raw materials already purchased and delivered, etc.

16.  Marking, Packaging and Shipment of Products

REL shall provide Covelec with all necessary information with respect to the marking and packaging of products at the time such products are ordered. REL or companies it represents shall remain the owner of all the trademarks, trade names and identification markings with respect to the products. Costs for the marking and packaging of products have been included in the unit transfer prices. The minimum commitment figures include charges to reflect all such costs including any corresponding labor costs (wages and social charges). All costs with respect to transportation, insurance and customs duties shall be borne by REL. The parties shall confer whenever necessary to determine the best possible terms and conditions for the above.

17.  Terms of Payment - Transfer of Ownership

Covelec shall bill REL on a weekly basis and terms of payment shall be net 30 days from the date of billing. Transfer of ownership to products sold shall occur upon delivery thereof, ex-works - Brive.

18.  Return of Products

Covelec shall assume warranty responsibility for all products whether manufactured before or after the Effective Date. However in consideration of those products manufactured and sold by RESA and currently under warranty, and in view of RESA's experience as to the extent and cost of returned products, REL shall cause RESA to fund Covelec a global amount of French Francs 3,750,000 to cover all such liability and related costs. Covelec shall, however, bear all costs of analyzing any returned products to determine the cause of defects. REL shall bear the warranty costs of any defects or product problems caused by it. In the unlikely event that Covelec's liability shall substantially exceed the above amount, REL shall review with Covelec possible arrangements, including a working capital loan to enable Covelec to deal with such problem. Covelec alone shall bear all costs with respect to warranty responsibility for products manufactured after the Effective Date.

19.  Markets - Customer Information - Product Modifications -
     Customer Assistance

     19.1 Markets

     REL and Covelec representatives shall meet at least twice a year to review the global marketing strategy for Covelec's products. REL shall inform Covelec of such matters as potential new markets for existing products, market demand for new products, companies or product lines being sold, and market research, characteristics, technical details, costs, research and development, market competition and other relevant information with respect to Covelec's existing or potential new products.

     19.2 Data Sheets - Customer Information -
          Product Modifications

     REL shall supply data sheets to its customers so that the latter may make comments about, or requests for modifications of, the products. REL shall furnish Covelec regularly with any data sheet or other pertinent customer information with respect to the quality of the products, the degree of customer satisfaction and other customer comments with respect to operating conditions, specific applications, product lifetime, difficulties with the products, etc. REL shall convey to Covelec any customer requests and any requests it may make on its own initiative, and the parties shall review how best to effect any necessary changes and whether and if so, how and to what extent, prices should be revised to reflect such changes. All data sheets, customer information, product literature, etc., whether from before or after the Effective Date, shall at all times remain the property of REL.

     19.3 Customer Assistance

     At REL's request, the Managers shall cause members of Covelec's technical staff to be made available to provide technical help to REL's customers or potential customers. The parties shall agree in advance as to how the time and travelling and living expenses of such staff shall be paid.

20.  New Products

Covelec shall be free to sell any new products which it may develop. However, the Managers agree that any new electron tube manufactured by Covelec during the initial three-year term or any extension thereof shall be offered for sale to or through REL.

21.  Waiver and Release

Covelec and the Managers acknowledge that REL, its affiliated companies and their officers, directors, shareholders, employees and agents have at all times dealt fairly, in a business-like manner and in good faith, and that REL has also made significant financial sacrifices and other efforts to maintain and develop RESA's business, maintain the maximum employment at the Brive site and insure the success of Covelec.

In consideration thereof and of REL's undertakings set forth herein, Covelec and the Managers hereby waive and release any and all claims of any nature whatsoever which they may now or hereafter have or be entitled to assert against RESA, Richardson France SNC, REL, any companies of the REL group or any of the officers, directors, shareholders, employees and agents thereof with respect to any event occurring before the Takeover.

22.  Good Faith - Further Steps

The parties expressly agree to fulfill their obligations hereunder in good faith. Each party agrees to take or cause to be taken any and all further steps and to execute or cause to be executed any and all further documents as may be reasonably necessary to effect and carry out fully all the transactions contemplated herein.

23.  Choice of Law

The applicable law shall be the express provisions of this Agreement and the intent of the parties relating thereto, as may be supplemented, if necessary, by principles of the law of the Republic of France


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RICHARDSON ELECTRONICS, LTD.

By  /s/ Ad Ketelaars


RICHARDSON ELECTRONIQUE S.A.

By  /s/ Denis Dumont


Covelec

By  /s/ Ad Ketelaars


MANAGERS

By  /s/ Denis Dumont

By  /s/ Patrick Pertzborn